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                                                          Exhibit 5.1


                  [LETTERHEAD OF O'SULLIVAN GRAEV & KARABELL, LLP]


                                   April 4, 2000
Opus360 Corporation
39 West 13th Street, 3rd Floor
New York, New York 10011


                              OPUS360 CORPORATION
               8,855,000 SHARES OF COMMON STOCK, $.001 PAR VALUE


Ladies and Gentlemen:

         We have acted as special counsel to Opus360 Corporation, a Delaware corporation (the "Company"), in connection with (i) the initial public offering by the Company of up to 8,155,000 shares (including 1,155,000 shares subject to an over-allotment option) (the "Company Shares") of the Company's Common Stock, $.001 par value per share (the "Common Stock"), that are being offered to the public generally and to stockholders of Safeguard Scientifics, Inc. ("Safeguard") and (ii) the offering by Safeguard and CompuCom Systems, Inc. of up to 700,000 outstanding shares (the "Safeguard Shares" and together with the Company Shares, the "Shares") of Common Stock to stockholders of Safeguard.

         In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and officers of the Company and other instruments as we have deemed necessary for the purpose of rendering the opinion set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

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         Based upon and subject to the foregoing, we are of the opinion that:

                  1. The Company Shares have been duly authorized and when the underwriting agreement referred to in the Registration Statement defined below has been duly executed and delivered by the Company and the Company Shares have been issued and delivered by the Company against payment therefor in accordance with the terms of the underwriting agreement, the Company Shares will be validly issued, fully paid and nonassessable.

                  2. The Safeguard Shares have been duly authorized and are validly issued, fully paid and nonassessable.

         We are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction other than the General Corporation Law of the State of Delaware.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-1 (File No. 333-93185) relating to the Shares (the "Registration Statement"). We also consent to the reference to us under the caption "Legal Matters" in the prospectus, which forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.


                                        Very truly yours,


                                        /s/ 0'Sullivan Graev & Karabell, LLP